EMPLOYMENT AGREEMENT

This Employment Agreement, dated as of July 28, 2017 (the “Agreement”), is made between Kindred Biosciences, Inc. (the “Company” or “Kindred”), and Wendy Wee (“Executive”).
WHEREAS, the Company and the Executive are parties to a letter of employment dated as of December 10, 2014, as amended by Amendment No. 1 to Letter of Employment dated as of May 19, 2017 (jointly, the “Employment Letter”); and
WHEREAS, this Agreement amends and restates the employment relationship previously provided under the Employment Letter.
NOW, THEREFORE, in consideration of the foregoing and other consideration, the receipt and sufficiency of which hereby are acknowledged, the Company and the Executive hereby agree the Employment Letter is hereby amended and restated as follows:

1.    Employment.

(a)    Title and Duties. The Company will employ Executive, and Executive will be employed by the Company, as Chief Financial Officer (“CFO”), reporting to the CEO of the Company (“CEO”). Executive will have the responsibilities, duties and authority commensurate with said position.

(b)    Devotion to Duties. For so long as Executive is employed hereunder, Executive will faithfully execute the responsibilities of the Chief Financial Officer position, as may be defined by the CEO from time to time.

2.    Term of Employment.

(a)    Term. The Executive’s employment by the Company under this Agreement shall commence on July 28, 2017 (the “Commencement Date). The Executive is employed on an at-will basis and, subject to the provisions of Section 4, either the Executive or the Company may terminate the employment relationship at any time for any reason. The duration of Executive’s employment is hereafter referred to as the “Term.”

(b)    Termination. Notwithstanding anything else contained in this Agreement, Executive’s employment hereunder will terminate upon the earliest to occur of the following:

(i)    Death. Immediately upon Executive’s death;

(ii)   Disability. Immediately upon Executive’s disability. For purposes of this Agreement, “Disability” shall mean Executive’s inability, in good faith judgment of the Company, to further perform Executive’s duties and responsibilities as contemplated herein because Executive’s physical or mental health has become so impaired as to make such performance impossible or impractical, which inability continues for one hundred twenty (120) days or more within any twelve (12) month period (either consecutively or cumulatively).

(iii)   Termination by the Company.

(A)    If for Cause, then upon written notice to Executive by the Company to Executive that states that Executive’s employment is being terminated for Cause (as defined below) and sets forth the specific alleged Cause for termination and the factual basis supporting the alleged Cause, which termination shall be effective on the date of such notice or such later date as specified in writing by the CEO; or

(B)    If without Cause, then upon written notice by the Company to Executive that Executive’s employment is being terminated without Cause, which termination shall be effective on the date of such notice or such later date as specified in writing by the CEO; or

(iv)    Termination by Executive.

(A)    If for Good Reason (as defined below), then upon written notice by Executive to the Company that states that Executive is terminating Executive’s employment for Good Reason (as defined below) and that sets forth the specific alleged Good Reason for termination and the factual basis supporting the alleged Good Reason, which termination shall be effective thirty (30) days after the date of such notice; provided that if the Company has cured the circumstances giving rise to the Good Reason by such date, then such termination shall not be effective; or

(B)    If without Good Reason, then upon written notice by Executive to the Company that Executive is terminating Executive’s employment, which termination shall be effective immediately after the date of such notice.

Notwithstanding anything in this Section 2(b), the Company may at any point terminate Executive’s employment for Cause prior to the effective date of any other termination contemplated hereunder if such Cause exists.

(c)    Definition of “Cause”. For purposes of this Agreement, “Cause” shall mean that either Executive has (i) been grossly negligent in the performance of Executive’s duties to the Company; (ii) been convicted of, or pleaded guilty or nolo contendre, to a felony; (iii) committed a criminal act relating to the Executive’s employment or the Company involving, in the good faith judgment of the CEO, fraud, or theft, but excluding any conviction which results solely from Executive’s title or position with the Company and is not based on her personal conduct; (vi) breached any material provision of this Agreement or of any nondisclosure or non-competition agreement, between Executive and the Company, as all of the foregoing may be amended prospectively from time to time; (vii) intentionally breached a material provision of any code of conduct or ethics policy in effect at the Company, as all of the foregoing may be amended prospectively from time to time; or (viii) failed to perform any of her material obligations under this Agreement or failed to execute and perform any directions of the CEO.

(d)    Definition of “Good Reason”. For the purposes of this Agreement, “Good Reason” shall mean: without the Executive’s express written consent, a material reduction by the Company in the Executive’s total compensation as in effect on the date hereof or as the same may be increased from time to time.

(e)    Definition of “Change in Control”. “Change in Control” of Kindred Biosciences, Inc. as used in this Agreement shall mean the following, but only to the extent it is interpreted in a manner consistent with the meaning of “a change in the ownership or effective control of the corporation, or in the ownership of a substantial portion of the assets of the corporation” under Section 409A of Internal Revenue Code of 1986, as amended (“Code Section 409A”), and any successor statute, regulation and guidance thereto, and limited to the extent necessary so that it will not cause adverse tax consequences with respect to Code Section 409A: (i) a merger or consolidation of the Company whether or not approved by the CEO of Directors, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or the parent of such corporation) at least 50% of the total voting power represented by the voting securities of the Company or such surviving entity or parent of such corporation, as the case may be, outstanding immediately after such merger or consolidation; or (ii) the stockholders of the Company approve an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets.

3.    Compensation.

(a)    Base Salary. While Executive is employed hereunder, the Company will pay Executive a base salary at the gross annualized rate of $297,754 (the “Base Salary”), paid in accordance with the Company’s usual payroll practices. The Base Salary will be subject to review annually and may be adjusted upwards at the discretion of the CEO and the Board of Directors. The Company will deduct from each such installment any amounts required to be deducted or withheld under applicable law or under any employee benefit plan in which Executive participates.

(b)    Annual Bonus. Executive may be eligible to earn an Annual Bonus relating to each fiscal year, based on the achievement of individual and Company written goals established on an annual basis by the CEO. If the Executive meets the applicable goals, then the Executive may be awarded a bonus for that year up to 30% of then-current Base Salary. Such bonus is wholly discretionary, and is dependent on several factors including the performance of the company. The Executive is not entitled to a bonus solely as result of meeting her goals.

(c)    Equity Compensation.

(i)   On the Commencement Date, the Company will grant Executive an option to purchase 50,000 shares of the Company’s common stock (the “Option”), with the Option to (i) have an exercise price equal to the closing price of the Company’s common stock on The NASDAQ Capital Market on the Commencement Date, and (ii) vest in annual increments over the four (4) year period following the Commencement Date, with vesting to begin on the one (1) year anniversary of the Commencement Date, with 25% of the total number of shares vesting and 1/48th of the total number of shares vesting monthly thereafter until fully vested.

(ii)  Executive will be eligible to earn an additional option to purchase shares of the Company’s common stock on an annual basis. Based on the achievement of individual and Company goals, the Executive will be eligible to be awarded a stock option that year up to a number equivalent to 0.3% of the outstanding shares. The grant of any such additional option is wholly discretionary, and is dependent on several factors including the performance of the company. The Executive is not entitled to an additional option solely as result of meeting her goals.

(d)    Fringe Benefits. In addition to any benefits provided by this Agreement, Executive shall be entitled to participate in all benefits plans maintained by the Company from time to time. Executive understands that, except when prohibited by applicable law, the Company's benefit plans and fringe benefits may be amended, enlarged, diminished or terminated prospectively by the Company from time to time.

(e)    Vacation. Executive will be entitled to accrue up to twenty vacation days per year that Executive remains employed by the Company. Executive’s vacation may be carried over from one calendar year to the next in accordance with Company policy.

(f)    Reimbursement of Expenses. The Company will promptly reimburse Executive for all ordinary and reasonable out-of-pocket business expenses that are incurred by Executive in furtherance of the Company’s business.

4.    Severance Compensation.

(a)   Definition of Accrued Obligations. For purposes of this Agreement, “Accrued Obligations” means (i) the portion of Executive’s Base Salary that has accrued prior to any termination of Executive’s employment with the Company and has not yet been paid; (ii) to the extent required by law and the Company’s policy, an amount equal to the value of Executive’s accrued unused vacation days; and (iii) the amount of any expenses properly incurred by Executive on behalf of the Company prior to any such termination and not yet reimbursed. Executive's entitlement to any other compensation or benefit under any plan or policy of the Company, including but not limited to applicable option plans, shall be governed by and determined in accordance with the terms of such plans or policies, except as otherwise specified in this Agreement.

(b)    Termination By the Company for Cause, By the Executive Without Good Reason, or as a Result of Executive’s Disability or Death. If Executive’s employment hereunder is terminated either by the Company for Cause, by Executive without Good Reason, or if Executive’s employment terminates as a result of the Executive’s disability or death, the Company will pay the Accrued Obligations to Executive within 7 days following the effective date of such termination and shall have no further obligations to Executive.

(c)    Termination By the Company Without Cause, By Executive With Good Reason. If Executive’s employment hereunder is terminated by the Company without Cause, or by Executive with Good Reason, then:

(i)    The Company will pay the Accrued Obligations to Executive promptly following the effective date of such termination;

(ii)   The Company will pay Executive a total amount equal to twelve (12) months of Executive’s then current Base Salary, less applicable taxes and deductions; such payment to be made within 7 days of termination.

(iii)   The Company will continue to provide medical insurance coverage for Executive and Executive’s family at no cost to Executive for eighteen (18) months; provided, that the Company shall have no obligation to provide such coverage if Executive fails to elect COBRA benefits in a timely fashion or if Executive becomes eligible for medical coverage with another employer; and

(d)    Termination Following A Change In Control. If Executive’s employment is terminated within the twelve (12) month period following a Change in Control by the Company, then the Executive shall be entitled to receive the payments and benefits set forth in Section 4(c) above, and

(i)     Any options or restricted stock previously awarded to Executive shall vest and be immediately exercisable by the Executive.

(e)    Release of Claims/Resignation. The Company shall not be obligated to provide Executive any of the benefits or equity acceleration set forth in Section 4(c) until Executive has executed a separation agreement in a form mutually acceptable to the Company and the Executive, which shall include a releases of claims between the Company and the Executive, including provisions regarding mutual non-disparagement and confidentiality.

(f)    No Other Payments or Benefits Owing. The payments and benefits set forth in this Section 4 shall be the sole amounts owing to Executive as separation pay upon termination of Executive’s employment. Executive shall not be eligible for any other payments, including but not limited to additional Base Salary payments, bonuses, commissions, or other forms of compensation or benefits, except as may otherwise be set forth in this Agreement or other Company plan documents with respect to plans in which Executive is a participant.

5.    Property and Records. Upon termination of Executive’s employment, Executive will deliver to the Company any property of the Company which may be in Executive’s possession.

6.    General.

(a)    Notices. Except as otherwise specifically provided herein, any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (i) by personal delivery when delivered personally; (ii) by overnight courier upon written verification of receipt; (iii) by telecopy or facsimile transmission upon acknowledgment of receipt of electronic transmission; or (iv) by certified or registered mail, return receipt requested, upon verification of receipt. Notices to Executive shall be sent to the last known address in the Company's records or such other address as Executive may specify in writing. Notices to the Company shall be sent to the Company's Chairman or to such other Company representative as the Company may specify in writing.

(b)    Entire Agreement/Modification. This Agreement, together with the Confidentiality, Non-Competition and Intellectual Property Agreement attached hereto and the other agreements specifically referred to herein, embodies the entire agreement and understanding between the parties hereto and supersedes all prior oral or written agreements and understandings relating to the subject matter hereof. No statement, representation, warranty, covenant or agreement of any kind not expressly set forth in this Agreement (or in a subsequent written modification or amendment executed by the parties hereto) will affect, or be used to interpret, change or restrict, the express terms and provisions of this Agreement.

(c)    Waivers and Consents. The terms and provisions of this Agreement may be waived, or consent for the departure therefrom granted, only by written document executed by the party entitled to the benefits of such terms or provisions. No such waiver or consent will be deemed to be or will constitute a waiver or consent with respect to any other terms or provisions of this Agreement, whether or not similar. Each such waiver or consent will be effective only in the specific instance and for the purpose for which it was given, and will not constitute a continuing waiver or consent.

(d)    Assignment and Binding Effect. The Company may assign its rights and obligations hereunder to any person or entity that succeeds to all or substantially all of the Company’s business or that aspect of the Company’s business in which Executive is principally involved. Executive may not assign Executive’s rights and obligations under this Agreement without the prior written consent of the Company. This Agreement shall be binding upon Executive, Executive’s heirs, executors and administrators and the Company, and its successors and assigns, and shall inure to the benefit of Executive, Executive’s heirs, executors and administrators and the Company, and its successors and assigns.

(e)    Indemnification. The Company shall indemnify Executive to the fullest extent permitted by law against any expenses, judgments, fines, penalties and amounts paid in settlement in connection with any Company related proceeding in which Executive is involved.

(f)    Governing Law/Jury Waiver. This Agreement and the rights and obligations of the parties hereunder will be construed in accordance with and governed by the law of the state of California, without giving effect to conflict of law principles. Both the Executive and the Company hereby waive right to jury trial with respect to any claims related to this Agreement or to Executive’s employment with the Company.

(g)    Severability. The parties intend this Agreement to be enforced as written. However, should any provisions of this Agreement be held by a court of law to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby.

7.    Counterparts. This Agreement may be executed in two or more counterparts, and by different parties hereto on separate counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. For all purposes a signature by fax shall be treated as an original.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

The Company: Kindred Biosciences, Inc. By: /s/ Richard Chin Name: Richard Chin Title: Chief Executive Officer
Employee: Wendy Wee By: /s/ Wendy Wee Name: Wendy Wee

EXHIBIT A
TERMINATION CERTIFICATION

This is to certify that I do not have in my possession, nor have I failed to return, any devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, laboratory notebooks, flow charts, materials, equipment, other documents or property, or copies or reproductions of any aforementioned items belonging to Kindred Biosciences, Inc., a Delaware corporation, its subsidiaries, affiliates, successors or assigns (collectively, the “Company”).

I further certify that I have complied with all the terms of the Company’s Confidential Information and Invention Assignment Agreement signed by me, including the reporting of any Inventions (as defined therein), conceived or made by me (solely or jointly with others) covered by that agreement.

I further agree that, in compliance with the Confidential Information and Invention Assignment Agreement, I will preserve as confidential all trade secrets, confidential knowledge, data or other proprietary information relating to products, processes, know-how, designs, formulas, developmental or experimental work, computer programs, data bases, other original works of authorship, customer lists, business plans, financial information or other subject matter pertaining to any business of the Company or any of its employees, clients, consultants or licensees.

I further agree that for twelve (12) months from the date of this Certification, I shall not either directly or indirectly solicit, induce, recruit or encourage any of the Company’s employees or consultants to terminate their relationship with the Company, or attempt to solicit, induce, recruit, encourage or take away employees or consultants of the Company, either for myself or for any other person or entity.

Further, I agree that for twelve (12) months from the date of this Certification, I shall not use any Confidential Information of the Company to negatively influence any of the Company’s clients or customers from purchasing Company products or services or to solicit or influence or attempt to influence any client, customer or other person either directly or indirectly, to direct any purchase of products and/or services to any person, firm, corporation, institution or other entity in competition with the business of the Company.

Date:_______________________

Employee:

Wendy Wee

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